Exhibit 3.2

CERTIFICATE OF CORRECTION

OF

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SBC MEDICAL GROUP HOLDINGS INCORPORATED

SBC Medical Group Holdings Incorporated, a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify:

FIRST: The name of the Corporation is SBC Medical Group Holdings Incorporated.

SECOND: On July 2, 2025, the Corporation filed with the Secretary of State of the State of Delaware the Fifth Amended and Restated Certificate of Incorporation of the Corporation (the “Restated Certificate”), which requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law.

THIRD: The inaccuracies or defects of the Restated Certificate to be corrected hereby are that (i) Section 7(c) of the Restated Certificate inadvertently omitted language that was set forth in the form of Restated Certificate approved by the Board of Directors of the Corporation and adopted by the stockholders of the Corporation and (ii) the Restated Certificate inadvertently employed a numbering scheme different from the numbering scheme set forth in the form of Restated Certificate that was adopted by the stockholders of the Corporation.

FOURTH: The Restated Certificate is hereby corrected as follows:

1.
Section 7(c) of the Restated Certificate (without regard to the corrections set forth in Section 2 of Article FOURTH of this Certificate of Correction) is hereby corrected to add the following sentence immediately before the last sentence thereof:

“Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.”

2.
References in the Restated Certificate to the entirety of any numbered “Section” of the Restated Certificate (using Arabic numerals) set forth in the Restated Certificate shall be corrected to reference the corresponding “Article” of the Restated Certificate (with each “Section 1” being corrected to read as “Article I”, et seq.), and references in the Restated Certificate to any subsection of a Section of the Restated Certificate that is designated by an alphabetical character shall be corrected to reference the corresponding numerical character (with “Section 3(a)” being corrected to read as “Section 3.01”, et seq.).

FIFTH. All other provisions of the Restated Certificate remain unchanged.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be executed on this 26th day of March, 2026.

SBC Medical Group Holdings Incorporated

By:	/s/ Yuya Yoshida
	Name:	Yuya Yoshida
	Title:	Chief Financial Officer and Chief
Operating Officer